UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 25, 2024 (November 19, 2024)

ClearOne, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33660	87-0398877
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5225 Wiley Post Way, Suite 500, Salt Lake City, Utah	84116
(Address of principal executive offices)	(Zip Code)

+1 (801) 975-7200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4©)

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001	CLRO	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01               Entry Into a Material Definitive Agreement.

On November 19, 2024, ClearOne, Inc. (the “Company”) entered into engagement letter (the “Engagement Letter”) with ARC Group Limited (“ARC”) for ARC to assist the Company with the sale of the Company by way of a negotiated merger or consolidation, including a reverse merger, the negotiated sale of all or substantially all of the Company’s assets, the sale, via negotiated tender offer, of the Company’s issued and outstanding shares of stock, or a spin-off  of the Company’s current business and operations to its current stockholders (each, a “Strategic Transaction”).

The engagement of ARC is part of a comprehensive review of strategic alternatives being conducted by the Company’s Board of Directors (the “Board”) focused on maximizing shareholder value, including but not limited to, equity or debt financing alternatives, merger and acquisition transactions, divestiture of assets, licensing opportunities, joint ventures, collaborations or other partnerships with other companies, or a spin-off of the Company’s current business and operations. The Board has formed a special transaction committee of the Board (the “Special Transaction Committee”) consisting of independent and disinterested directors and delegated all power and authority of the Board to the Special Transaction Committee to oversee the Company’s evaluation of strategic alternatives. There is no set timetable for this process and there can be no assurance that this process will result in the Company pursuing a Strategic Transaction or that any transaction, if pursued, will be completed on attractive terms or at all. The Company does not expect to disclose developments with respect to this process unless and until the evaluation of strategic alternatives has been completed or the Company has concluded that disclosure is appropriate or legally required.

Pursuant to the terms and conditions of the Company’s Engagement Letter with ARC, ARC will act as the Company’s exclusive financial advisor and assist the Company with identifying potential acquisition or merger partners for the Company and negotiating and consummating a Strategic Transaction with one or more such parties. Under the terms of the Engagement Letter, prior to December 31, 2024, ARC is required to facilitate an equity investment of shares of common stock of the Company representing 19.99% of the then issued and outstanding shares of common stock. As consideration for the financial advisory services to be provided by ARC to the Company, the Company will pay ARC the following fees pursuant to the Engagement Letter:

  Up to $510,000 in aggregate milestone and success fees payable in cash;
  A success fee payable in securities of the Company or its successor equal to three percent (3%) of the transaction value of any completed Strategic Transaction;
  A cash retainer of $10,000 per quarter; and
  In connection with any sale of debt or equity securities contemplated by the Engagement Letter, a cash success fee of eight percent (8%) of the amount of capital raised.

The foregoing summary of the material terms of the Engagement Letter is qualified entirely by reference to Engagement Letter, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2024, Larry Hendricks advised the Board that he would not stand for re-election to the Board at the next annual or special meeting of stockholders at which directors are elected.  Mr. Hendricks’ decision to not stand for re-election was not the result of any disagreement with the Company.

Item 9.01              Financial Statements and Exhibits

(d)  Exhibits

Exhibit Number	Exhibit Title
10.1	Engagement Letter by and between ClearOne, Inc. and ARC Group Limited dated November 19, 2024.
104.1	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARONE, INC.

Date: November 25, 2024	By:	/s/ Derek Graham
Derek Graham
Chief Executive Officer